FYTEK, S.A. DE C.V.
                            (a Mexican corporation)


                              FINANCIAL STATEMENTS

                           DECEMBER 31, 1998 AND 1997

                                    CONTENTS
                                    --------

                                                   Page

Report of independent auditors                      1

Financial statements:
Balance sheet                                       2
Statement of income                                 3
Statement of changes in stockholders' equity        4
Statement of changes in financial position          5


Notes to financial statements                      6-10

REPORT OF INDEPENDENT AUDITORS
------------------------------
Monterrey, N.L., January 25, 1999

To the Stockholders of
Fytek, S.A. de C.V.

We have audited the balance sheets of Fytek, S.A. de C.V. as of December 31, 1998 and 1997, and the related statements of income, of changes in stockholders's equity and of changes in financial position for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in Mexico. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement and that they were prepared in accordance with generally accepted accounting principles. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the aforementioned financial statements present fairly, in all material respects, the financial position of Fytek, S.A. de C.V. at December 31, 1998 and 1997, and the results of its operations, the changes in its stockholder's equity and the changes in its financial position for the years then ended, in conformity with accounting principles generally accepted in Mexico.

PricewaterhouseCoopers

                              FYTEK, S.A. DE C.V.
                            (a Mexican corporation)

                                 BALANCE SHEET
             AT DECEMBER 31, 1998 WITH COMPARATIVE FIGURES FOR 1997

                Thousands of Mexican Pesos of December 31, 1998
                               Purchasing Power

                                        1998        1997
                                        ----        ----
Assets
------

CURRENT ASSETS:
Cash and temporary investments       Ps 2,758     Ps 4,249
Trade accounts receivable, less
   allowance for doubtful accounts
   of Ps244 in 1998 and
   Ps39 in 1997                        16,700        9,496
Other accounts receivable               2,171          299
Inventories (Note 3)                   10,122        3,566
                                       ------        -----

Total current assets                   31,751       17,610

CONSTRUCTIONS IN PROCESS                  543            0
                                       ------       ------

Total assets                         Ps32,294     Ps17,610
                                       ======       ======

Liabilities and Stockholders' Equity
------------------------------------

CURRENT LIABILITIES:
Suppliers                            Ps12,277     Ps   331
Affiliated companies (Note 6)          11,159       13,312
Accounts payable and accrued expenses     854          313
                                       ------       ------

Total liabilities                      24,290       13,956
                                       ------       ------

STOCKHOLDERS' EQUITY (Note 4):
Capital stock                           3,086        3,086
Retained earnings                       5,259          454
(Deficit) surplus on restatement
   of capital                            (341)         114
                                         ----          ---

Total stockholders' equity              8,004        3,654
                                        -----        -----

Total liabilities and
   stockholders' equity              Ps32,294     Ps17,610

                                       ======       ======

The accompanying seven notes are an integral part of these financial statements.

                              FYTEK, S.A. DE C.V.

                              STATEMENT OF INCOME
              FOR THE YEAR 1998 WITH COMPARATIVE FIGURES FOR 1997

                Thousands of Mexican Pesos of December 31, 1998
                               Purchasing Power

                                         1998        1997
                                         ----        ----

Net sales                             Ps70,467     Ps10,120

Cost of sales                          (59,658)      (8,857)
                                       -------        ------
Gross margin                            10,809        1,263
                                        ------        ------

Operating expenses:
Selling                                 (1,805)         (98)
Administrative                          (2,335)        (541)
                                        ------         ------
                                        (4,140)        (639)
                                        ------         ------
Operating income                         6,669          624
                                        ------         ------

Comprehensive financing income (expense):
Financial income, net                    1,343          247
Exchange gain, net                       1,007           18
Gain (loss) on monetary position            60         (145)
                                         ------        ------
                                         2,410          120
                                         ------        ------
                                         9,079          744
Other income, net                           45
                                         ------        ------

Income before the following provision    9,124          744

Provision for income tax (Note 5)       (4,319)        (258)
                                         ------        ------

Net income for the year               Ps 4,805      Ps  486
                                       ========      ========


The accompanying seven notes are an integral part of these financial statements.

                              FYTEK, S.A. DE C.V.

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
              FOR THE YEAR 1998 WITH COMPARATIVE FIGURES FOR 1997

                Thousands of Mexican Pesos of December 31, 1998
                               Purchasing Power

                                                   Surplus
                                   (Deficit)     (deficit)on
                         Capital    retained     restatement
                          stock     earnings      of capital     Total
                          -----     --------      ----------     -----

Balances at
   December 31, 1996    Ps  88     (Ps  32)                     Ps  56


Changes in 1997:
Increase in capital
   stock                 2,998                                    2,998
Net income for
   the year                            486                         486
Gain from holding non-
   monetary assets                                Ps  114          114
                         -----        -----         -----         -----
                         3,086         454            114         3,654

Balances at December 31, 1997

Changes in 1998:
Net income for the year              4,805                        4,805
Loss from holding non-
   monetary assets                                  (455)         (455)
                         -----       -----          -----         -----

Balances at
   December 31, 1998   Ps3,086     Ps5,259       (Ps 341)       Ps8,004
   (Note 4)            =======     =======        =======       =======



The accompanying seven notes are an integral part of these financial statements.

                              FYTEK, S.A. DE C.V.

                   STATEMENT OF CHANGES IN FINANCIAL POSITION
              FOR THE YEAR 1998 WITH COMPARATIVE FIGURES FOR 1997

                Thousands of Mexican Pesos of December 31, 1998
                               Purchasing Power

                                         1998         1997
                                         ----         ----

Operations
----------
Net income for the year                Ps4,805      Ps   486

Changes in working capital
   other than financing:
Trade accounts receivable               (7,204)       (9,496)
Inventories                             (7,011)       (3,453)
Suppliers                               11,946           331
Affiliated companies                    (2,153)       13,312
Other, net                              (1,331)           20
                                        ------         ------

Resources (used in)
   provided by operations                 (948)        1,200

Financing:
----------
Increase in capital stock                              2,998

Investment
----------
Construction in process                  (543)             0
                                        ------         ------

(Decrease) increase in cash and
   temporary investments               (1,491)         4,198

Cash and temporary investments
   at beginning of year                 4,249             51
                                        ------         ------

Cash and temporary investments at
   end of year                        Ps2,758        Ps4,249
                                        =====          =====


The accompanying seven notes are an integral part of these financial statements.

                              FYTEK, S.A. DE C.V.

                         NOTES TO FINANCIAL STATEMENTS
                    DECEMBER 31, 1998 COMPARATIVE WITH 1997

                Thousands of Mexican Pesos of December 31, 1998
                               Purchasing Power
                       (except where otherwise indicated)


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------

The Company, a subsidiary of Novacorp, S.A. de C.V. is engaged in the manufacture of chemical fibers; to carry out it activities, the Company leases machinery and equipment to an affiliated company.

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in Mexico, including the standard requiring comprehensive recognition of the effects of inflation on the financial information. Consequently, all financial statements, including those of prior periods presented for comparative purposes, are stated in constant pesos of December 31, 1998 purchasing power.

The most important indexes (National Consumer Price Index - NCPI) used to reflect the effects of general inflation on the financial statements were:
275.038,  231.886 and 200.388 at December 31, 1998, 1997, and 1996, respectively
(1994 = 100).

Following is a summary of the most significant accounting policies:

a. Transactions in foreign currency and exchange differences (Note 2)
---------------------------------------------------------------------

Monetary assets and liabilities in foreign currencies, mainly U.S. dollars (US$), are stated in Mexican currency at the rates of exchange in effect at the balance-sheet date. Exchange differences arising from changes in exchange rates between the transaction and settlement dates or the balance-sheet date are charged or credited to comprehensive financing income (expense).

b. Temporary investments
------------------------

These investments are stated at market value.

c. Inventories and cost of sales (Note 3)
-----------------------------------------

Inventories are stated at estimated replacement cost, basically at the latest purchase prices and production costs for the year. The amounts shown for inventories do not exceed market value.

The cost of sales is determined based on the estimated replacement costs prevailing on the dates when the sales were effected.

d. Comprehensive financing income (expense)
-------------------------------------------

This item is determined by grouping together in the statement of income the financial income and expense, exchange gains and losses, and the gain or loss on monetary position.

The gain or loss on monetary position represents the effect of inflation, as measured by the NCPI, on the Company's monthly net monetary assets or liabilities during the year.

e. Income tax (Note 5)
----------------------

Income tax is recorded using interperiod allocation procedures under the partial liability method. Under this method the effect on income tax of nonrecurring timing differences between taxable income and financial pretax income which are expected to reverse in an identifiable time period is recorded as deferred income tax.


NOTE 2- FOREIGN CURRENCY POSITION
---------------------------------

At December 31, 1998 and 1997, the exchange rates were 9.88 and 8.05 nominal pesos to the U.S. dollar, respectively. At January 25, 1999, date of issuance of the audited financial statements, the exchange rate was 10.24 nominal pesos to the dollar.

Amounts shown below in this note are expressed in thousands of U.S. dollars (US$), since this is the currency in which most of the Company's foreign currency transactions are carried out.

At December 31, the company had the following foreign currency assets and liabilities:

                                          1998        1997
                                          ----        ----

Monetary assets                           US$738    US$324
Monetary liabilities                         (78)        0
                                          ------    ------

Foreign currency monetary position        US$660    US$324
                                          ======    ======

Nonmonetary assets                        US$ 45
                                          ======

During 1998 and 1997 the transactions for goods export in foreign currency were US$2,443 and US$227, respectively.


NOTE 3 - INVENTORIES
--------------------

At December 31, this caption comprised the following:

                                         1998         1997
                                         ----         ----

Finished goods                       Ps  7,435      Ps 1,927
Work in process                          2,058         1,639
Materials and supplies                     629
                                        ------        ------

Estimated replacement cost           Ps10,122       Ps 3,566
                                     ========       ========



NOTE 4 - STOCKHOLDERS' EQUITY
-----------------------------

At December 31, 1998 the restated figures of stockholders' equity were as follows:

                               Nominal                        Restated
                               amount      Restatement         amount
                               ------      -----------         ------

Capital stock                 Ps2,445       Ps641             Ps3,086
Retained earnings               5,191          68               5,259
Deficit on restatement
   of capital                       0        (341)               (341)
                               ------       ------             ------

                              Ps7,636       Ps368             Ps8,004
                              =======       =====             =======


The capital stock is variable with a fixed minimum of Ps50 and an unlimited maximum. At December 31, 1998, the subscribed and paid-in capital stock of Ps2,445, was represented by 24,450 Series A common, nominative, shares of one hundred nominal pesos par value each.

Dividends paid from previously taxed earnings are not subject to any additional tax (at December 31, 1998 these earnings amounted to approximately Ps8,234). For dividends paid from retained earnings which have not previously been taxed, a tax equivalent to 53.85% of the dividend will be payable by the Company. In the event dividends are paid to individuals or to residents abroad arising or not from previously taxed earnings they will also be subject to a maximum withholding tax equivalent to 7.69%.

In the event of capital stock reductions, any excess of stockholders' equity over capital contributions plus net taxable income and net reinvested taxable income, calculated in accordance with the procedures established by the Mexican Income Tax law, is accorded the same tax treatment as dividends.

The deficit on restatement of capital comprises principally the accumulated loss from holding nonmonetary assets and represents the difference resulting from restating these assets by the specific cost method and their restatement based on inflation measured in terms of the NCPI.


NOTE 5 - INCOME TAX
-------------------

The net charge to income for taxes was as follows:

                                         1998         1997
                                         ----         ----

Income tax                             (Ps4,319)    (Ps287)

Extraordinary item - Income tax
   reduction from realization of
   tax loss carryforwards from
   prior years                                          29
                                         ------      ------
                                       (Ps4,319)    (Ps258)
                                        =======      =====

Taxable income differs from accounting income due to: (a) permanent differences mainly comprising items recorded to reflect the effects of inflation, and (b) recurring timing differences affecting accounting and taxable income in different periods, basically the deduction of inventory purchases for tax purposes and certain provisions. In accordance with Mexican generally accepted accounting principles no deferred tax effect is recognized for such timing differences.


NOTE 6 - RELATED PARTIES
------------------------

The financial statements includes the following significant transactions with ALFA companies and other related parties:

                                         1998         1997
                                         ----         ----

Purchase of raw and other materials   (Ps41,583)    (Ps7,533)
Cost of administrative and
   technical services                    (5,400)      (1,103)
Rentals of property, machinery
   and equipment                         (6,762)        (815)

Balances with affiliated companies included in the balance sheet derive from these transactions.


NOTE 7 - YEAR 2000
------------------

As many computer systems use only two digits to represent the year, they may be unable to accurately identify date data between the years 1900 and 2000. Consequently, remedial action where necessary must be implemented to avoid any disruption in the Company's business operations as a result of possible miscalculations or systems failures.

In order for the systems to be Year 2000 compliant, among other factors, a timely identification of critical issues, together with appropriate remedial action to be taken by the Company's management and its main customers and suppliers (external agents), is necessary.

The Company has developed various plans intended to mitigate the aforementioned problem. Specialized personnel is working to adjust the main computer applications affecting the Company's business operations, such as those related to control of trade accounts receivable, production, distribution, treasury, communications, etc. Additionally, management has been in contact with related external agents, who may also be affected as a consequence of the Year 2000 problem, in order to discuss the current situation and determine the effects, if any, which the relationship with these agents might have on the Company's operations.

The accumulated cost of dealing with the Year 2000 issue, incurred by a related party, has been charged to its income for the year.